Exhibit 99.1
Unaudited
PRIME HEALTHCARE SERVICES, INC.
CONSOLIDATED FINANCIALS
BALANCE SHEET AS OF September 30, 2007

CURRENT ASSETS
Cash and Cash Equivalents	$31,786,598
Accounts Receivable	355,462,224

Allowance for Bad Debts	(30,458,790)

Alowance for Contractuals	(257,289,498)

Net Accounts Receivable	67,713,936

Other Receivables	14,513,118
Inventories	3,000,910
Prepaid Expenses and Other	18,467,599

Total Current Assets	135,482,161

PROPERTY AND EQUIPMENT
Land and Land Improvements	—
Buildings and Bldg. Improvements	519,917
Leasehold Improvements	5,166,325
Equipment	65,051,676
Construction in Progress	10,527,535

Total Property and Equipment	81,265,453

Accumulated Depreciation	(25,038,078)

NET PROPERTY & EQUIPMENT	56,227,375

LONG TERM ASSETS
Long Term Notes	10,000,000
Deposits	411,565
Other LT Assets	22,191,757

Total Long Term Assets	32,603,322

TOTAL ASSETS	$224,312,858

CURRENT LIABILITIES
Accounts Payable	$24,530,646
Accrued Payroll	17,878,184
Notes Payable	5,801,586
Other Accrued Liabilities	7,419,013
IBNR	3,974,897
Due to (From) Fiscal Intermediaries	7,523,138
Line of Credit	—

Current Portion Long Term Debt	6,221,673

Total Current Liabilities	73,349,137

LONG TERM LIABILITIES
Capital Leases	506,869
Other Loans	16,429,752
Other Long Term Liabilities	12,248,587

Total Long Term Liabilities	29,185,208

Total Inter-Co Payable / (Receivable)	—

TOTAL DUE TO/(FROM) RELATED ENTITIES	10,949,672

Total Liabilities	113,484,017

EQUITY
Paid In Capital	8,353,701
Retained Earnings	105,845,103

Distribution	(64,844,882)
Current Year Earnings / (Loss)	61,474,919

Total Equity	110,828,841
—
TOTAL LIABILITIES AND EQUITY	$224,312,858

Unaudited
PRIME HEALTHCARE SERVICES, INC.
CONSOLIDATED FINANCIALS
INCOME STATEMENT AS OF SEPTEMBER 30, 2007

REVENUE

NET PATIENT REVENUE	471,323,018

CAPITATION REVENUE	21,463,665

OTHER REVENUE	11,554,161

TOTAL OPERATING REVENUE	504,340,844

OPERATING EXPENSES

COMPENSATION AND EMPLOYEE BENEFITS	213,605,675

PROVISION FOR DOUBTFUL ACCOUNTS	78,696,909

GENERAL AND ADMINISTRATIVE	77,392,573

MEDICAL SUPPLIES	28,078,414

PROFESSIONAL FEES	32,605,348

DEPRECIATION / AMORTIZATION	4,509,755

MEDICAL CLAIMS	4,366,425

TOTAL OPERATING EXPENSES	439,255,098

NET OPERATING INCOME (LOSS)	65,085,747

INTEREST	2,702,299

PRE-TAX INCOME (LOSS)	62,383,448

INCOME TAX EXPENSE	908,529

NET INCOME (LOSS)	61,474,919

Unaudited

PRIME HEALTHCARE SERVICES, INC.
CONSOLIDATED FINANCIALS
STATEMENT OF CASH FLOWS AS OF SEPTEMBER 30, 2007

Cash Flow From Operations:
Net Income	$61,474,919

Depreciation	4,336,973
Amortization	0
Minority Interest	0

(Inc)/Dec in A/R	(14,316,409)

(Inc)/Dec in Inventory	(767,296)

(Inc)/Dec in Prepaids	9,453,434

(Inc)/Dec in Other Receivables	(12,613,161)

Inc/(Dec) in Payroll Payables	11,630,366

Inc/(Dec) in Accrued Payables	5,991,395

Inc/(Dec) in IBNR	(4,984,191)

Inc/(Dec) in Other Liabilities	(1,028,302)
Inc/(Dec) in Fiscal Inter	4,882,948
Inc/(Dec) in Other Acc Exp	0

Total Cash From Operations	64,060,676

Cash Flow From Investing

Capital Expenditures	(29,519,083)
Pmts to Acquire Other Assets	0

Total Cash From Investing	(29,519,083)

Cash Flow From Financing
Funds Provided (to) from Related Party	6,236,248

Distributions to Share Holders	(64,844,882)
Shareholder Contrbution	0
Borrow (Repayment) of Debt	42,057,809

Unaudited

(Repayment) of Capital Leases	(188,557)
Net Proceeds From Owners Contribution	0
Pmt for Acquisition	0

Total Cash Flow From Financing/Dist	(16,739,382)

Total Cash Flow	17,802,211

Beginning Cash Balance	13,984,387

Ending Cash Balance	$31,786,598